EXHIBIT 1
                            STOCK PURCHASE AGREEMENT
                           with Schedules and Exhibits


                        STOCK PURCHASE AGREEMENT

         This Stock Purchase Agreement ("Agreement") is made this 1st day of May, 1998 by and between POSITRON CORPORATION, a Texas corporation with principal offices located at 1304 Langham Creek Drive, Houston, Texas 77084 ("SELLER") and IMATRON INC., a New Jersey corporation with principal offices located at 389 Oyster Point Blvd., So. San Francisco, CA 94080 ("BUYER").

         WHEREAS, Seller wishes to issue and sell to Buyer certain shares of its common stock ("Shares") in exchange for certain consideration; and

         WHEREAS, Buyer wishes to purchase such certain shares of common stock issued by and from Seller pursuant to certain terms and conditions.

         NOW,   THEREFORE,   in   consideration  of  the  mutual  covenants  and
agreements, the Seller and Buyer hereby agree as follows:

                               AGREEMENT

         1. Sale and  Purchase of Shares.  On the  closing  date as set forth in
Section 3 ("Closing Date"), Seller shall deliver to Buyer, for the consideration set forth in Section 2 hereof, the greater of Nine Million (9,000,000) shares of Seller's common stock or whatever number of common shares in excess of 9,000,000 common shares constitutes fifty-one percent (51%) of Seller's outstanding voting securities on a fully diluted basis, exclusive of out of the money warrants, and/or options, and/or convertible securities, calculated as of the Closing Date. For this purpose, "out of the money" shall mean warrants and/or options and /or convertible securities in which the purchase price of the underlying common stock for which the warrant or the option may be exercised or the security converted exceeds the fair market value of the underlying common stock by more than 10%, as determined by averaging the bid and asked prices of the common stock during the last ten (10) trading days immediately prior to the Closing Date.

         2. Consideration. In consideration of the purchase of the Shares on the Closing Date, Buyer hereby agrees to pay the following consideration:

                   (a)      The affirmative covenants of Buyer as described in
Section 10 herein.

                   (b) Payment of One Hundred U.S. Dollars ($100.00), payable at Closing.

         3. Closing. The closing of the sale to, and purchase by, Buyer of the Shares shall take place at the offices of Imatron Inc. at the hour of 10:00 a.m., on the first business day after all conditions precedent shall have been met or waived, or on such other day or at such other time or place as the Seller and Buyer shall agree.

         At the Closing, Seller will deliver to Buyer certificates representing the Shares being purchased by Buyer, registered in its name.

         4. Restriction on Transfer of Securities.

                   4.1. Restrictions. The Shares are transferable only pursuant to (a) a public offering registered under the Securities Act of 1933, as amended (the "Securities Act"), (b) Rule 144 (or any similar rule then in effect) adopted under the Securities Act, if such rule is available, and (c) subject to the conditions elsewhere specified in this Section 4, any other legally available means of transfer.

                   4.2. Each certificate representing Shares will be endorsed with the following legend:

                   (a)      Legend

                            "The   securities   evidenced   hereby  may  not  be
                  transferred without (i) the opinion of counsel satisfactory to the Company that such transfer may be lawfully made without registration under the Securities Act of 1933 and all applicable state securities laws or (ii) such registration."

                   (b) Stop Transfer Order. A stop transfer order shall be placed with the Seller's transfer agent preventing transfer of any of the securities referred to in paragraph (a) above pending compliance with the conditions set forth in any such legend.

                   4.3. Removal of Legend. Any legend endorsed on a certificate or instrument evidencing a security pursuant to Section 4.2 hereof shall be removed, and Seller shall issue a certificate or instrument without such legend to the holder of such security, (a) in accordance with Section 4.2(a) hereof,
(b) if such security is being disposed of pursuant to registration under the Securities Act and any applicable state acts or pursuant to Rule 144 or any similar rule then in effect, or (c) if such holder provides Seller with an opinion of counsel satisfactory to it to the effect that a sale, transfer, assignment, offer, pledge or distribution for value of such security may be made without registration and that such legend is not required to satisfy the applicable exemption from registration.

         5. Representations and Warranties by Seller. Except as disclosed and described in Schedule 5 hereto, Seller represents and warrants to Buyer that:

                   5.1. Organization, Standing, Power. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas, and has the requisite corporate power and authority to own its properties and to carry on its business in all material respects as it is now being conducted. Seller has, or at the Closing Date will have, the requisite corporate power and authority to issue the Common Shares, and to otherwise perform its obligations under this Agreement. The copies of the Articles of Incorporation and Bylaws of the Company delivered to Buyer or its agents prior to the execution of this Agreement are true and complete copies of the duly and legally adopted Articles of Incorporation and Bylaws of Seller in effect as of the date of this Agreement.

                   5.2. Qualification. Seller is duly qualified or licensed as a foreign corporation in good standing in each jurisdiction wherein the nature of its activities or of its properties owned or leased makes such qualification or licensing necessary and failure to be so qualified or licensed would have a material adverse impact on its business.

                   5.3. Financial Statements.  Attached hereto as Exhibit A are:
  (a) a balance sheet at September 30, 1997, together with the related statements of operations and cash flow, and changes to shareholders' equity for the 9 month period then ended, and (b) a draft of a balance sheet at December 31, 1997 (the "Balance Sheet Date"), and the related statements of operations and cash flow for the quarter then ended, prepared by Seller. Such financial statements (i) are true and correct and in accordance with the books and records of Seller, (ii) present fairly the financial condition of Seller at the balance sheet dates and the results of its operations for the periods therein specified, and (iii) have, in all material respects, been prepared in accordance with generally accepted accounting principles applied on a basis consistent with prior accounting periods, except that the balance sheet at December 31, 1997 and related statements of operations and cash flow is in draft form and does not contain footnotes. Specifically, but not by way of limitation, the balance sheets or notes thereto disclose all of the debts, liabilities and obligations of any nature (whether absolute, accrued or contingent and whether due or to become due) of Seller at December 31, 1997 and at the Balance Sheet Date which, individually or in the aggregate, are material and which in accordance with generally accepted accounting principles would be required to be disclosed in such balance sheets, and the omission of which would, in the aggregate, have a material adverse impact on Seller. The balance sheets include appropriate reserves for all taxes and other liabilities accrued at such date but not yet payable.

                   5.4. Tax Returns and Audits. Except as disclosed and described on Schedule 5.4 hereto, all required federal, state and local tax returns or appropriate extension requests of Seller have been filed, and all federal, state and local taxes required to be paid with respect to such returns have been paid or due provision for the payment thereof has been made. Except as disclosed and described on Schedule 5.4, Seller is not delinquent in the payment of any such tax or in the payment of any assessment or governmental charge, Seller has not received notice of any tax deficiency proposed or assessed against it, and Seller has not executed any waiver of any statute of limitations on the assessment or collection of any tax. None of Seller's tax returns has been audited by governmental authorities in a manner to bring such audits to the Seller's attention. Seller does not have any tax liabilities except those reflected in Schedule 5.4 hereto and those incurred in the ordinary course of business since the Balance Sheet Date.

                   5.5. Litigation; Governmental Proceedings. Except as disclosed and described on Schedule 5.5 hereto: there are no legal actions, suits, arbitrations or other legal, administrative or governmental proceedings or investigations pending or, to the knowledge of Seller, threatened against Seller, its properties, assets or business; Seller is not aware of any facts which are likely to result in or form the basis for any such action, suit or other proceeding; Seller is not in default with respect to any judgment, order or decree of any court or any governmental agency or instrumentality; Seller has not been threatened with any action or proceeding under any business or zoning ordinance, law or regulation.

                   5.6. Compliance with Applicable Laws and Other Instruments. The business and operations of Seller have been and are being conducted in accordance with all applicable laws, rules and regulations of all governmental authorities. Subject to shareholder approval of appropriate amendments to the Articles of Incorporation as contemplated by this Agreement, and except with respect to existing registration rights of holders of certain securities issued by Seller, as disclosed and described on Schedule 5.6, neither the execution nor delivery of, nor the performance of or compliance with, this Agreement nor the consummation of the transactions contemplated hereby will conflict with, or, with or without the giving of notice or passage of time, result in any breach of, or constitute a default under, or result in the imposition of any lien or encumbrance upon any asset or property of Seller pursuant to, any applicable law, administrative regulation or judgment, order or decree of any court or governmental body, any agreement or other instrument to which Seller is a party or by which it or any of its properties, assets or rights is bound or affected, and will not violate the Articles of Incorporation or Bylaws of Seller. Seller is not in violation of its Articles of Incorporation or its Bylaws.

                   5.7. Common Shares. The Common Shares, when issued and paid for pursuant to the terms of this Agreement, will be duly authorized, validly issued and outstanding, fully paid, nonassessable and free and clear of all pledges, liens, encumbrances and restrictions. The Common Shares, when issued, will contain no undisclosed interest, present or future, and Seller does not know, and at Closing will not know, of any assertion of such an interest. The Common Shares will be genuine, and Seller has no knowledge of any fact which would impair the validity thereof.

                   5.8. Capital Stock. The currently authorized capital stock of Seller is as follows:

        SECURITY      AUTHORIZED    ISSUED    COMMON SHARE EQUIVALENT  RESERVED
Common                15,000,000   5,128,990     5,128,990
Series A Preferred     5,450,000   1,595,005     1,614,705
Series B Preferred        35,000      25,000       632,721



         All of the outstanding shares of capital stock of Seller have been duly authorized and validly issued and are fully paid and nonassessable. Except as disclosed and described in Schedule 5.8, neither the offer nor the issuance or sale of the Common Shares as contemplated by this Agreement constitutes an event, under any anti-dilution provisions of any securities issued or issuable by Seller or any agreements with respect to the issuance of securities by Seller, which will either increase the number of shares issuable pursuant to such provisions or decrease the consideration per share to be received by Seller pursuant to such provisions. All outstanding securities of Seller have been issued in full compliance with an exemption or exemptions from the registration and prospectus delivery requirements of the Securities Act and from the registration and qualification requirements of all applicable state securities laws. Seller is not a party or subject to any agreement or understanding, and to Seller's knowledge, there is no agreement or understanding between any persons or entities or by a director of Seller, which affects or relates to the voting or giving of written consents with respect to any security of Seller.

                   5.9. Warrants, Options, Exchange Rights and Conversion Rights. Except as otherwise disclosed and described in Schedule 5.9 hereto or as contemplated by this Agreement, there are no outstanding or authorized options, warrants, purchase rights, subscription rights, calls, contracts, demands, commitments, Convertible Securities (as hereinafter defined) or other agreements or arrangements of any character or nature whatever, under which Seller is or may be obligated to issue capital stock or other securities of any kind representing an ownership interest or contingent ownership interest in Seller. Except as otherwise disclosed and described in Schedule 5.9 hereto or as contemplated by this Agreement, there are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the capital stock of Seller.

                   5.10. No Brokers or Finders. No person, firm or corporation has or will have, as a result of any act or omission of Seller, any right, interest or valid claim against or upon the Seller or Buyer for any commission, fee or other compensation as a finder or broker, or in any similar capacity, in connection with the transactions contemplated by this Agreement. Seller will indemnify and hold Buyer harmless against any and all liability with respect to any such commission, fee or other compensation which may be payable or determined to be payable in connection with the transactions contemplated by this Agreement.

                   5.11. Composition of the Board of Directors. As of the Execution Date, the complete Board of Directors of Seller consists of those persons, including vacant positions, as set forth on Schedule 5.11.

         6. Representations and Warranties of Buyer. Buyer represents and warrants that:

                   6.1. Investment Intent. The Common Shares being acquired hereunder are being purchased for Buyer's own account and not with the view to, or for resale in connection with, any distribution or public offering thereof within the meaning of the Securities Act. Buyer understands that the Common Shares have not been registered under the Securities Act or any applicable state laws by reason of their issuance or contemplated issuance in a transaction exempt from the registration and prospectus delivery requirements of the Securities Act and such laws, and that the reliance of Seller and others upon this exemption is predicated in part upon this representation and warranty. Buyer further understands that the Common Shares may not be transferred or resold without (a) registration under the Securities Act and any applicable state securities laws, or (b) an exemption from the requirements of the Securities Act and applicable state securities laws.

                   6.2. Accredited Investor. The state in which Buyer's principal office is located is set forth in Buyer's address as set forth in this Agreement. Buyer qualifies as an accredited investor within the meaning of Rule 501 under the Securities Act. Buyer has such knowledge and experience in financial and business matters that Buyer is capable of evaluating the merits and risks of the investment to be made hereunder by Buyer.

                   6.3. Acts and Proceedings. This Agreement has been duly authorized by all necessary action on the part of Buyer, has been duly executed and delivered by Buyer, and is a valid and binding agreement upon the part of Buyer.

                   6.4. No Brokers or Finders. No person, firm or corporation has or will have, as a result of any act or omission by Buyer, any right, interest or valid claim against Seller for any commission, fee or other compensation as a finder or broker, or in any similar capacity, in connection with the transactions contemplated by this Agreement. Buyer will indemnify and hold Seller harmless against any and all liability with respect to any such commission, fee or other compensation which may be payable or determined to be payable as a result of the actions of Buyer in connection with the transactions contemplated by this Agreement.

         7. Conditions of Buyer's Obligation. Buyer's obligation to purchase and pay for the Common Shares on the Closing Date is subject to the fulfillment prior to or on the Closing Date of the conditions set forth below. In the event that any such condition is not satisfied to Buyer's satisfaction, then Buyer shall not be obligated to proceed with the purchase of such Common Shares nor otherwise with any further of its obligations pursuant to this Agreement.

                   7.1. No Errors. etc. The representations and warranties of Seller under this Agreement shall be true in all material respects as of the Closing Date with the same effect as though made on and as of the Closing Date.

                   7.2. Compliance with Agreement. Seller shall have performed and complied in all material respects with all agreements or conditions required by this Agreement to be performed and complied with by it prior to or as of the Closing Date.

                   7.3. Qualification Under State Securities Laws. All registrations, qualifications, permits and approvals required under applicable state securities laws for the lawful execution and delivery of this Agreement and the offer, sale, issuance and delivery of the Common Shares shall have been obtained.

                   7.4. Proceedings and Documents. All corporate and other proceedings and actions taken in connection with the transactions contemplated hereby and all certificates, opinions, agreements, instruments and documents mentioned herein or incident to any such transaction shall be satisfactory in form and substance to Buyer and its counsel.

                   7.5. Resignation of Officers and Appointment of Chief Executive Officer. Seller will obtain and deliver to Buyer the resignations of each of the officers of Seller, including but not limited to its chief executive officer, effective as of the Closing Date, and simultaneously therewith shall cause the appointment of a chief executive officer and such other officers as are designated by Buyer. Seller acknowledges that the officers' resignations pursuant to this Section 7.5 will not constitute resignation by any such employee from employment by Seller, unless specifically so indicated, and further that such resignation pursuant to this Section 7.5 will not be deemed a breach of any employment agreement which might be in effect between Seller and such employee. Seller further acknowledges that delivery and acceptance of such resignation does not otherwise modify the terms of any employment agreement which may be in effect, nor is it intended to effect Seller's ability to negotiate mutually acceptable changes in future to any employment agreement which may be currently in effect.

                   7.6. Special Shareholders' Meeting. Promptly following execution of this Agreement, Seller shall take, with the assistance of Buyer as set forth in this Agreement, all such actions as may be necessary and shall cause the convening of a Special Meeting of Shareholders as promptly as possible to amend the Articles of Incorporation to authorize an increase in its authorized common stock in such an amount as to fully effectuate the provisions of this Agreement, taking into account such obligations as Seller may currently have or may be expected to have in the foreseeable future in light of its business plan. It is the reasonable expectation of the parties that the appropriate number of authorized shares resulting from such amendment will be not less than 100,000,000 common shares.

                   7.7. Board Resignations. (a) Upon request of Buyer at any time between execution of this Agreement and the Closing Date, to be effective upon the Closing Date, Seller will obtain and deliver to Buyer the resignations of at least three of the four members of its Board of Directors, as reflected on
Schedule 5.11 to this Agreement. (b) Immediately upon Closing, Seller will cause a sufficient number of directors' resignations to be effective and thereupon will cause the nominees of Buyer to be elected as directors of Seller in place of the resigned directors or otherwise to fill vacancies on the Board, so that, following such action, the nominees of Buyer will constitute a majority of the members of the Board then in office.

         8. Conditions of Seller's Obligation. Seller's obligation to sell the Common Shares to Buyer on the Closing Date is subject to the fulfillment prior to or on the Closing Date of the conditions set forth below. In the event that any such condition is not satisfied, Seller shall not be obligated to proceed with the sale of such Common Shares.

                   8.1. Shareholder Authorization. The shareholders shall have authorized an increase in the number of authorized shares of common stock sufficient to fully effectuate the purposes of this Agreement.

                   8.2. No Errors, etc. The representations and warranties of Buyer under this Agreement shall be true in all material respects as of the Closing Date with the same effect as though made on and as of the Closing Date.


                   8.3. Compliance with Conditions. Buyer shall have performed and complied with all agreements or conditions required by this Agreement to be performed and complied with by it prior to or as of the Closing Date.

         9. Seller Affirmative Covenants. Seller covenants and agrees that:

                   9.1. Corporate Existence. Seller will maintain and cause each Subsidiary (as hereinafter defined) to maintain its corporate existence in good standing and comply with all applicable laws and regulations of the United States or of any state or states thereof or of any political subdivision thereof and of any governmental authority where failure to so comply would have a material adverse impact on Seller or its business or operations.

                   9.2. Books of Account and Reserves. Seller will, and will cause each of its Subsidiaries to, keep books of record and account in which full, true and correct entries are made of all of its and their respective dealings, business and affairs, in accordance with generally accepted accounting principles. Seller will employ certified public accountants selected by the Board who are "independent" within the meaning of the accounting regulations of the Commission, and have annual audits made by such independent public accountants in the course of which such accountants shall make such examinations, in accordance with generally accepted auditing standards, as will enable them to give such reports or opinions with respect to the financial statements of Seller and its Subsidiaries as will satisfy the requirements of the Commission in effect at such time with respect to certificates and opinions of accountants.

                   9.3. Furnishing of Financial Statements and Information. Seller will deliver to Buyer:

     (a) as soon as practicable, but in any event within 45 days after the close of each quarterly period, unaudited consolidated balance sheets of Seller and its Subsidiaries as of the end of such period, together with the related consolidated statements of operations and cash flow for such period, setting forth the budgeted figures for such period prepared and submitted in connection with Seller's annual business plan and in comparative form figures for the corresponding quarterly period of the previous fiscal year, all in reasonable detail and certified by an authorized accounting officer of Seller, subject to year-end adjustments;

     (b) as soon as practicable, but in any event within 90 days after the end of each fiscal year, a consolidated balance sheet of Seller and its Subsidiaries, as of the end of such fiscal year, together with the related consolidated statements of operations, shareholders' equity and cash flow for such fiscal year, setting forth in comparative form figures for the previous fiscal year, all in reasonable detail and duly certified by Seller's independent public accountants (except for the fiscal year ended 1997, for which certified materials will be supplied as soon as practicable following Closing), which accountants shall have given Seller an opinion, unqualified as to the scope of the audit, regarding such statements;

     (c) with reasonable promptness, such other financial data relating to the business, affairs and financial condition of Seller and any Subsidiaries as is available to Seller and as from time to time Buyer may reasonably request; and

     (d) at least 20 days prior to the earlier of (i) the execution of any agreement relating to any merger or consolidation of Seller or any of its Subsidiaries with another corporation, or a plan of exchange involving the outstanding capital stock of Seller or any of its Subsidiaries, or the sale, transfer or other disposition of all or substantially all of the property, assets or business of Seller or any of its Subsidiaries to another corporation, or (ii) the holding of any meeting of the shareholders of Seller for the purpose of approving such action, written notice of the terms and conditions of such proposed merger, consolidation, plan of exchange, sale, transfer or other disposition.

                   9.4. Indemnification Rights. For a period of not less than six (6) years from the Closing Date, unless otherwise required by law, Seller will maintain provisions in its articles of incorporation and by-laws with respect to indemnification of directors and officers, whether then current or former, that are no less favorable than as currently set forth in its articles of incorporation and by-laws. Further, for a period of not less than six (6) years from the Closing Date, unless otherwise required by law, Seller will continue to provide indemnification of its directors and officers, whether then current or former, to the fullest extent permissible under Texas law.

         10. Buyer's Affirmative Covenants. Upon execution of this Agreement, Buyer agrees as follows:

                   10.1. Special Shareholders' Meeting. In connection with Special Shareholders' Meeting to be called pursuant to Section 7.6 herein, Buyer agrees to assist Seller as reasonably requested and agreed in preparing materials and soliciting proxies in connection with obtaining approval of its shareholders to increase its authorization to issue common stock in connection with the transaction contemplated by this Agreement. As part of Buyer's obligations hereunder, Buyer agrees reimburse Seller for expenses incurred in preparing materials and soliciting proxies, not in excess of the amounts set forth in Schedule 10.1, and further to furnish Seller, within reasonably sufficient time to be reviewed and included in the materials to be mailed to shareholders in connection with the Special Shareholders' Meeting, the names of Buyer's nominees for election to the Board, together with information with respect to each nominee equivalent to the information required to be disclosed to stockholders with respect to director nominees pursuant to Regulation 14A of the Securities and Exchange Act and such other similar information that Seller may thereafter reasonably request. It is understood that Seller may refuse to cause the nomination and election as a director of Seller of any nominee proposed by Buyer if (i) the information described above is not timely furnished by Buyer or (ii) if, having been furnished, it is the reasonable judgment of Seller and its counsel that the election of such nominee would not be in the best interests of Seller or might tend to subject Seller to liability therefor. The foregoing notwithstanding, Buyer and Seller agree to cooperate and use their mutual best efforts for the purpose of preparing for and conducting the Special Shareholders' Meeting as promptly as possible following the Execution Date.

                   10.2.  Orders for Product.  As soon as practicable  following the Closing Date, but not later than eight (8) months from the Execution Date, Buyer will take all reasonable efforts to cause the placement of ten (10) product orders, in the aggregate including any orders currently under discussion, from Buyer's affiliate in Japan over a period of thirty-six (36) months from the placement of the first order.

                   10.3. Additional Equity. As soon as practicable following the
Closing Date, Buyer will use its best efforts to arrange for additional third party equity financing for Seller, to be contributed to Seller over a period of no greater than eighteen (18) months from the Closing Date, and in an aggregate amount not less than Eight Million U.S. Dollars ($8,000,000) ("Equity Financing"). The parties specifically acknowledge and anticipate that this Equity Financing will involve and/or cause a substantial dilution of existing shareholders, including but not limited to Buyer.

         11. Negative Covenants. Seller will not, without the prior approval of a majority of all of the members of the Board of Directors: (a) guarantee, endorse or otherwise be or become contingently liable, or permit any Subsidiary to guarantee, endorse or otherwise become contingently liable, in connection with the obligations, securities or dividends of any person, firm, association or corporation, other than Seller or any of its Subsidiaries, except that Seller and any Subsidiary may endorse negotiable instruments for collection in the ordinary course of business; or (b) make or permit any Subsidiary to make loans or advances to any person (including without limitation to any officer, director or shareholder of Seller or any Subsidiary), firm, association or corporation, except loans and advances to Seller and its wholly-owned Subsidiaries and advances to suppliers and employees made in the ordinary course of business; or
(c) purchase or invest, or permit any Subsidiary to purchase or invest, in the stock or obligations of any other person, firm or corporation, other than a wholly-owned Subsidiary; or (d) pay, or permit any Subsidiary to pay, compensation, whether by way of salaries, bonuses, participations in pension or profit sharing plans, fees under management contracts or for professional services or fringe benefits to any officer in excess of amounts fixed by the Board of Directors prior to any payment to such officer.

         12. Registration of Stock. Subject to the provisions of the several registration rights agreements and /or other agreements containing registration rights provisions, to which Seller is a party, all as disclosed and described on
Schedule 12 hereto, Seller agrees as follows:

                   12.1. Rights to Registration. (a) If, at any time during the period commencing on the effective date of this Agreement and ending ten (10) years thereafter, Seller shall determine to register under the Securities Act of 1933, as amended, any shares of Stock to be offered for cash by it or others, pursuant to a registration statement on Form S-1 (or its equivalent), Seller will (i) promptly give written notice to Buyer of its intention to file such registration statement and (ii) at Seller's expense (which shall include, without limitation, all registration and filing fees, printing expenses, fees and disbursements of counsel and independent accountants for Seller, and fees and expenses incident to compliance with state securities law, but shall not include fees and disbursements of counsel for Buyer) include among the securities covered by the registration statement such portions of the Shares then held by Buyer as shall be specified in a written request to Seller within thirty (30) days after the date on which Seller gave the notice described in
(a)(i) above. (b) Upon receipt of such written request and of the shares of Stock specified in the request (any shareholder requesting registration being individually called a "Selling Shareholder"), Seller shall: (i) use its reasonable best efforts to effect the registration, qualification or compliance of the Shares under the Securities Act and under any other applicable federal law and any applicable securities or blue sky laws of jurisdictions within the United States; (ii) furnish each Selling Shareholder such number of copies of the prospectus contained in the registration statement filed under the
Securities Act (including preliminary prospectus) in conformity with the requirements of the Securities Act, and such other documents as the Selling Shareholder may reasonably request in order to facilitate the disposition of the Stock covered by the registration statement; and (iii) notify each Selling Shareholders, at any time when a prospectus relating to the Stock covered by such registration statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the prospectus forming a part of such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and at the request of the Selling Shareholders prepare and furnish to the Selling Shareholders any reasonable number of copies of any supplement to or amendment of such prospectus as may be necessary so that, as thereafter delivered to purchasers of the Stock, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

                   12.2. Registration of Underwritten Offering. If the offering of securities to be registered by Seller is underwritten, each Selling shareholder shall sell the Stock to or through the underwriter(s) of the securities being registered for the account of Seller or others upon the same terms applicable to Seller or others, and if the managing underwriter(s) reasonably determine that all or any portion of the shares of Stock held by the Selling Shareholders should not be included in the registration statement, then notwithstanding anything to the contrary in this Section, the determination of such underwriter(s) shall be conclusive; provided however that if such underwriter(s) determine that some but not all of the Stock of the Selling Shareholders shall be included in the registration statement, the number of shares of Stock owned by each Selling Shareholder to be included in the registration statement will be proportionately reduced in accordance with the respective written requests given as provided above.

                   12.3.  Indemnification.  In the event that  Shares  purchased pursuant to this Agreement are included in a registration  statement  under this
Section 11, Seller will indemnify and hold harmless each Selling Shareholder and each other person, if any, who controls such Selling shareholder within the meaning of the Securities Act, against any losses, claims, damages or liabilities, joint or several, to which such Selling Shareholder or controlling person may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of are based upon any untrue statement or alleged untrue statement of any material fact contained, on the effective date thereof, in any registration statement pursuant to which the Shares were registered under the Securities Act, any preliminary prospectus or final prospectus contained therein, or any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or arise out of or are based upon the failure by Seller to file any amendment or supplement thereto that was required to be filed under the Securities Act, and will reimburse such Selling Shareholder and each such controlling person for any legal or any other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action. Notwithstanding the foregoing, Seller will not be liable in any such case to the extent that any such loss, claim, damage, or liability arises out of or is based upon an untrue statement or omission made in such registration statement, preliminary prospectus, final prospectus or amendment or supplement in reliance upon and in conformity with written information furnished to Seller through an instrument duly executed by or on behalf of any Selling Shareholder specifically for use in the preparation of such registration statement, preliminary prospectus, final prospectus, or amendment or supplement.

         It shall be a condition precedent to the obligation of Seller to take any action pursuant to this Section that seller shall have received an undertaking satisfactory to it from each Selling Shareholder to indemnify and hold harmless Seller (in the same manner and to the same extent as set forth in this Section), each director of Seller, each officer who shall sign such registration statement, and any persons who control Seller within the meaning of the Securities Act, with respect to any statement or omission from such registration statement, preliminary prospectus, or any final prospectus contained therein, or any amendment or supplement thereto, if such statement or omission was made in reliance upon and in conformity with written information furnished to Seller through an instrument duly executed by the indemnifying party specifically for use in the preparation of such registration statement, preliminary prospectus, final prospectus, or amendment or supplement.

         Promptly following receipt by an indemnified party of notice of the commencement of any action involving a claim referred to above in this Section 11.3, such indemnified party will, if a claim in respect thereof is to be made against an indemnifying party, give written notice to the latter of the commencement of such action. In case any such action is brought against an indemnified party, the indemnifying party will be entitled to participate in and to assume the defense thereof, jointly with any other indemnifying party similarly notified, to the extent that it may wish, with counsel reasonably satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party of its election to assume the defense thereof, the indemnifying party will not be liable to such indemnified party for any legal or other expenses subsequently incurred by the latter in connection with the defense thereof.

                   12.4. Binding provisions. The provisions of this Section 11 shall be binding on the successors of Seller. No Shareholder may assign the provisions of this Section 11 or all or any part of its or their rights or obligations hereunder, except that in the event of a merger or consolidate in which the Seller is not the survivor, the Seller shall assign and transfer, and successor shall assume, the provisions of this Section 11.

                   12.5. Conflicts. To the extent that Seller's compliance with the obligations set forth in Sections 12.1 through 12.4 above would conflict with or otherwise cause a breach of or default under any of its existing obligations pursuant to the agreements set forth on Schedule 12 attached hereto, Seller's failure to comply with those obligations shall not be deemed a breach of this Agreement.

         13. Remedies Cumulative, and not Waived. (a) No right, power or remedy conferred upon any party shall be exclusive, and each such right, power or remedy shall be cumulative and in addition to every other right, power or remedy, whether conferred hereby or by any such security or now or hereafter available at law or in equity or by statute or otherwise. (b) No course of dealing between the parties or the holder of any Shares purchased pursuant to this Agreement, and no delay in exercising any right, power or remedy conferred hereby or by any such security or now or hereafter existing at law or in equity or by statute or otherwise, shall operate as a waiver of or otherwise prejudice any such right, power or remedy; provided, however, that this Section 13 shall not be construed or applied so as to negate the provisions and intent of any statute which is otherwise applicable.

         14. Changes. Waivers. etc. Neither this Agreement nor any provision hereof may be changed, waived, discharged or terminated orally, but only by a statement in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought.

         15. Notices. All notices, requests, consents and other communications required or permitted hereunder shall be in writing and shall be delivered, or mailed first-class postage prepaid, registered or certified mail, or via overnight delivery with by a service providing evidence of receipt to the addresses below:

                  If to Buyer:      Imatron Inc.
                                    389 Oyster Point Blvd.
                                    South San Francisco, CA 94080
                       Attn: Mr. S. Lewis Meyer, President

                                    Telephone: (415) 583-9964
                                    Facsimile: (415) 871-0418

                  Copy to:          Roger S. Mertz, Esq.
                                    Severson & Werson, P.C.
                                    One Embarcadero Center
                                    Suite 2600
                                    San Francisco, CA 94111

                                    Telephone: (415) 398-3344
                                    Facsimile: (415) 956-0439

                  If to Seller:     Positron Corporation
                                    1304 Langham Creek Drive, Suite 310
                                    Houston, Texas 77084
                                    Attn:  President

                                    Telephone: (281) 492-7100
                                    Facsimile: (281) 492-2961


                  Copy to:          Michael D. Wortley, Esq.
                                    Vinson & Elkins
                                    3700 Trammell Crow Center
                                    2001 Ross Avenue
                                    Dallas, Texas 75201

                                    Telephone: (214) 220-7700
                                    Facsimile: (214) 999-7732

and such notices and other communications shall for all purposes of this Agreement be treated as being effective or having been given if delivered personally, or, if sent by first class mail, three days after posting, or if sent via overnight delivery, when received as evidenced by an appropriate receipt.

         16. Survival of Representations and Warranties, etc. All representations and warranties contained herein shall survive the execution and delivery of this Agreement, any investigation at any time made by Buyer or on its behalf, and the sale and purchase of the Common Shares. All statements contained in any certificate, instrument or other writing delivered by or on behalf of Seller pursuant hereto or in connection with or contemplation of the transactions herein contemplated (other than legal opinions) shall constitute representations and warranties by Seller hereunder, and not by the individual officer who signed the certificate, instrument or writing by or on behalf of Seller.

         17. Parties in Interest. All the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto, whether so expressed or not, and, in particular, shall inure to the benefit of and be enforceable by the holder or holders at the time of any of the Common Shares. The former, current and hereafter appointed officers and directors referenced in Section 9.4 above are intended and deemed to be third party beneficiaries of Section 9.4, and are entitled to enforce its provisions.

         18. Headings. The headings of the Sections and paragraphs of this Agreement have been inserted for convenience of reference only and do not constitute a part of this Agreement.

         19. Choice of Law. It is the intention of the parties that the laws of California shall govern the validity of this Agreement, the construction of its terms and the interpretation of the rights and duties of the parties.

         20. Counterparts. This Agreement may be executed concurrently in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         21. Severability. In the event that any part of this Agreement is determined by a court of competent jurisdiction to be unenforceable, the balance of the Agreement shall remain in full force and effect.

         IN WITNESS WHEROF, the parties execute this Agreement as of the date first written above.

SELLER:                                 BUYER:
POSITRON CORPORATION                    IMATRON INC.



By: /s/ Gary B. Wood                    By: /s/ S. Lewis Meyer
Its: Chief Executive Officer            Its:  President/CEO


ATTEST:                                 ATTEST:



By: /s/ Howard R. Baker                 By: /s/ Gary H. Brooks
Its: Executive Vice President           Its:  CFO

                               EXHIBIT A

                         FINANCIAL STATEMENTS

      [9/30/97 10Q previously filed with SEC by Positron not reprinted here]

                                    SCHEDULES

                              DISCLOSURE SCHEDULES
                                       TO
                        STOCK PURCHASE AGREEMENT BETWEEN
                              POSITRON CORPORATION
                                       AND
                                  IMATRON INC.

                              POSITRON CORPORATION

                      Schedule 5.4--Tax Returns and Audits

Except as disclosed and described, all federal, state and local tax returns or appropriate extension requests have been filed; all federal, state and local taxes have been paid or due provision made; there are no delinquencies in the payment of such tax or assessment or governmental charge; no notices of deficiencies proposed or assessed has been received; Seller has not executed any waiver of any statute of limitations on assessment or collection of any tax; no tax returns have been audited; there are no tax liabilities, except as follows:

          1. Property taxes in the approximate amount of $185,000, of which approximately $80,000 relates to prior years.

          2. State sales taxes in the State of Texas in the approximate amount of $4,000.

          3. State sales taxes to the State of Florida in the approximate amount of $12,000.

          4. State sales taxes to the State of New York in the approximate amount of $56,000.

                              POSITRON CORPORATION

              Schedule 5.5--Litigation or Governmental Proceedings

Except as disclosed and described, there are no legal actions, suits, arbitration, or other legal, administrative or governmental proceedings or investigations pending or threatened; Seller is aware of no facts likely to result in or form a basis for such action; Seller is not in default with respect to any judgment, order or decree or any court or governmental agency or instrumentality; Seller is not threatened with any action or proceeding except as follows:

 1. We have been informed that Xin Xin intends to proceed with arbitration relative to its contract with Positron Corporation for the purchase of two POSICAM systems.

 2. Numerous letters have been received from vendors threatening legal action against the Company for its failure to pay outstanding trade payables.

 3. The loan from ProFutures Bridge Capital is in default due to the failure of the Company to pay the full $50,000 per month due on the loan. The Company's payments have averaged approximately $45,000 per month. ProFutures has threatened legal action.

 4. All former and existing employees who are owed unpaid salaries, wages and benefits have a claim against the Company. The amounts due could be collected through legal action or by the Texas Workforce Commission.

 5. Hadassah Medical Organization has threatened legal action if the Company does not immediately replace its existing POSICAM system with a new system. To date no formal legal action has been filed.

 6. University Madrid PET Center has also threatened legal action if its existing POSICAM is not upgraded to a newer machine that meets its expectations.

 7. Nizar Mullani, a former director of the Company, claims that he is owed consulting fees and royalties of approximately $150,000. The Company disputes the amount of royalty actually owed to Mullani. Mullani has threatened legal action. To date no formal action has been taken by Mr. Mullani.

 8. Harris County, Texas has been awarded a default judgment against the Company for its failure to pay property taxes in the approximate amount of $80,000.

 9. Bowne of Dallas, Inc. received a default judgment against the Company in the amount of $31,277.05.

 10. Boxer Property (Landlord) has issued a notice for Positron Corporation to vacate remaining space. Agreement has been reached for Positron to consolidate its space and relocate to another facility as soon as possible.

                              POSITRON CORPORATION

            Schedule 5.6--Compliance With Laws and Other Instruments

Disclosure of any existing registration rights of holders of certain securities issued by Seller. Further, except as disclosed and described, the execution, delivery and performance of the transactions contemplated by the Agreement will not conflict with, result in a breach of, constitute, agreement or instrument to which Seller is a party or by which it or any of its properties or assets is bound, nor violate its Articles or Bylaws, except as follows:

 A.       93 Registration Rights

          A.       Covers "Registrable Securities" consisting of:

                   (i) 353,531 shares of Common Stock issued upon conversion of the Series E Preferred Stock;

                   (ii) Warrants issued in the 93 Placement and shares of Common Stock issuable upon exercise of the Warrants (the Warrants are currently exercisable for 527,743 shares of Common Stock at $5.51 per share);

                           Upon the registration of the Warrants pursuant to an exercise of a demand right or piggyback right, the terms and provisions of such Warrants are to be amended to be identical or substantially identical to the terms and provisions as then existing for the Redeemable Warrants.

          B.       Demand Rights:

                   (i) exercisable by 30% of holders of Registrable Securities (calculated assuming exercise of Warrants);

                   (ii) have 2 demand rights exercisable as follows:

                            a. one demand right is exercisable commencing day 180 (measured from the effective date) and ending day 270;

                            b. The second demand right is exercisable commencing day 271 and ending 5 years from the effective date, if exercised prior to the second anniversary of the effective date and not as a part of a firm commitment underwriting, unless waived by Josephthal, Lyon & Ross, such demand right is limited to the offering during any 90-day period of:

                                     1.      200,000 shares of Common Stock

                                     2.      Warrants exercisable for 200,000
                             shares of Common Stock

                                     3.      200,000 shares of Common Stock
                                             issuable upon the exercise of
                            the registered Warrants.

                            c. Unless waived by JL&R, the demand rights individually or in the aggregate may not be exercised prior to day 390 in a manner to exceed:

                                     1.      325,000 shares of Common Stock

                                     2.      Warrants exercisable for 325,000
                             shares of Common Stock

                                     3.      325,000 shares of Common Stock
                                             issuable upon the exercise of
                             the registered warrants

          C.       Piggyback Rights:

                   (i) Have 3 piggyback rights that become exercisable after day 390.

 B.       General Registration Rights

          A. Covers Common Stock held by certain shareholders other than Common Stock received as a part of the 93 Placement.

          B.       Demand Rights

                   (i) exercisable by 30% of the holders of "Registrable Securities"

                   (ii) Have 2 demand rights exercisable as follows:

                            a. The demand rights are exercisable commencing day 570 and ending the 5th anniversary of the effective date;

          C.       Piggyback Rights

                   (i)      Have 3 piggyback rights

                   (ii) Cut back provisions give priority to the Underwriter, the Company and then to the 93 registration rights if the 93 holders are exercising a demand right.

          D.       Overall Restriction

                   (i) Unless waived by JL&R any exercise of a demand right or piggyback right prior to the 2nd anniversary of the effective date and not as a part of a firm commitment underwriting is limited to the offering during any 90-day period of 200,000 shares of Common Stock.

 C.       Other Registration Rights

          A.       One holders has piggyback rights for 977 shares of Common
                   Stock.

Note: The Underwriter warrants from the IPO were exchanged for Series A Preferred Stock.

                              POSITRON CORPORATION

                           Schedule 5.8--Capital Stock

Except as disclosed and described, neither the offer nor issuance or sale of additional stock as contemplated will constitute an event under any anti-dilution provisions of any securities issued or issuable or any agreements with respect to issuance of Seller which will increase the number of shares issuable pursuant to such provisions or decrease the consideration per share to be received by the Seller, except as described in Footnotes 6 and 7 to the Company's Annual Report on Form 10 KSB for the Year Ended December 31, 1996.

See attached capital structure.

Section 5.8 requirements:
--------------------- ------------ ------------ -------------- ---------------
                                     COMMON
 SECURITY              AUTHORIZED     ISSUED      EQUIVALENT      RESERVED
--------------------- ------------ ------------ -------------- ---------------
--------------------- ------------ ------------ -------------- ---------------

Common Stock           15,000,000    5,128,990    5,128,990       9,871,010
--------------------- ------------ ------------ -------------- ---------------
--------------------- ------------ ------------ -------------- ---------------
Series A Preferred
Stock                  5,450,000     1,595,005    1,595,005
--------------------- ------------ ------------ ------------- ----------------
--------------------- ------------ ------------ ------------- ----------------
Series B Preferred
Stock                     25,000        25,000      625,000
--------------------- ------------ ------------ ------------- ----------------

                              POSITRON CORPORATION

     Schedule 5.9--Warrants, Options, Exchange Rights and Conversion Rights

Except as  disclosed  and  described,  there are no  outstanding  or  authorized options, warrants, purchase rights, subscription rights, calls, contracts, demands, or commitments, convertible securities, or other agreements or arrangements under which Seller may be obligated to issue capital stock or other securities. Further, except as disclosed and described, there are no voting trusts, proxies or other agreements or understandings with respect to the voting of Seller's capital stock, except as described in Footnotes 6 and 7 to the Company's Annual Report on Form 10 KSB for the Year Ended December 31, 1996.

See attached "Capital Structure, as of January 31, 1998."

                               Capital Structure
                             as of January 31, 1998

                                                 Pre-Imatron       Post-Imatron

Common stock                                      5,128,990          5,128,990

Series A Preferred stock              (A)         1,703,258          2,917,197

Series B Preferred stock              (G)           667,415          1,113,825

Preferred stock dividends             (C)           203,000                  0

Shares issued to Imatron              (L)                           12,000,000

ProFutures warrants                               1,500,000          2,503,242

Shares issued in private placement                        0                  0
                                                 ----------        -----------

Total "in-the-money" shares                       9,202,663         23,663,254
                                                  ---------         ----------

                                      (F)           635,276            635,276

Stock options

Series A Preferred stock warrants     (B)         1,621,940          2,696,042

Series B Preferred stock warrants     (H)           105,955            176,105

                                      (J)            67,500             67,500

UroTech warrant

BF&E warrant                          (K)            45,000             45,000

Redeemable warrants                   (D)         5,737,573         10,038,228

1993 warrants                         (E)           527,743            923,318
                                                -----------         ----------

Total "out-of-the-money" shares
                                                  8,740,987         14,581,469
                                                -----------         ----------

Total shares                                     17,943,650         38,244,723
                                                -----------         ----------

If all "out-of-the-money" shares exercise approximately $38,900,000 will come to the Company.

                              POSITRON CORPORATION

                                    Footnotes

 A. Series A Convertible Preferred Stock converts into common stock one for one. Dividends are payable semi-annually at 8%. Initially convertible at $1.33 per share; $1.31 after giving effect to the Series A Preferred Stock dividends; $.86 after giving effect to the issuance of shares to Imatron; $.75 after giving effect to the issuance of shares at $.50; and, $.68 after giving effect to the issuance of shares at $.375.

 B. Series A Preferred Stock warrants, convertible into common stock one for one at $1.33 per share initially; $1.29 after ratcheting effect for shares issued to Imatron; $1.04 after ratcheting to give effect to $8 million raised at $.50 per share; and, $.94 after ratcheting to give effect to $8 million raised at $.375 per share.

 C. Series A Preferred Stock dividends accumulated dividends since issuance of preferred stock.

 D. Prior to issuance of shares to Imatron at $.01 per share the strike price of the warrant is $5.51; subsequent to issuance of the aforementioned shares the strike price is $3.61 per share. $2.48 after ratcheting to give effect to $8 million raised at $.50 per share; and, $2.21 after ratcheting to give effect to $8 million raised at $.375 per share. Expire 12/3/98.

 E.      1993 warrants have same provisions as the Redeemable Warrants.

 F. Employees' stock options generally exercisable at $2.65 per option.

 G. Series B Convertible Preferred Stock converts into common stock one for one. Initially convertible at $1.33 per share; $1.31 after giving effect to the Series A Preferred Stock dividends; $.86 after giving effect to the issuance of shares to Imatron; $.75 after giving effect to the issuance of shares at $.50, and, $.68 after giving effect to the issuance of shares at $.375.

 H. Series B Preferred Stock warrants, convertible into common stock one for one at $1.33 per share initially; $1.29 after ratcheting effect for shares issued to Imatron; $1.04 after ratcheting to give effect to $8 million raised at $.50 per share; and, $.94 after ratcheting to give effect to $8 million raised at $.375 per share.

 I. Ten-year warrants expiring in 2006, exercisable 200,000 at $2.40 and 100,000 at $1.91.

 J.      Uro-Tech warrants exercisable at $2.00 until 2/7/00.

 K. BF&E warrants exercisable at $2.00 until 2/7/00.

 L. Shares issued to give Imatron at least 51% control.

                                  SCHEDULE 5.9

              Warrants, Options, Exchange and/or Conversion Rights

Except as disclosed and described, there are no outstanding or authorized options, warrants, purchase rights, subscription rights, calls, contract, demands, or commitments, convertible securities, or other agreements or arrangements under which Seller may be obligated to issue capital stock or other securities. Further, except as disclosed and described, there are no voting trusts, proxies or other agreements or understandings with respect to the voting of Seller's capital stock.

                                                  Rate of       Adjusted Price
                   Number                      Conversion (if     Following
Security         Outstanding   Exercise Price    applicable)     Transaction
--------         -----------   --------------  --------------   --------------

Series A         -----------   --------------  --------------   --------------

Series B         -----------   --------------  --------------   --------------

Series A
Warrants         -----------   --------------  --------------   --------------

Series B
Warrants         -----------   --------------  --------------   --------------

1987 Employee
SOP              -----------   --------------  --------------   --------------

1994 Employee
SOP              -----------   --------------  --------------   --------------

1993 Warrants    -----------   --------------  --------------   --------------

Redeemable
Warrants         -----------   --------------  --------------   --------------

UroTech
Warrants         -----------   --------------  --------------   --------------

Boston
Financial
Warrants         -----------   --------------  --------------   --------------

ProFutures
Warrants         -----------   --------------  --------------   --------------

K. Lance Gould   -----------   --------------  --------------   --------------

Gary Wood        -----------   --------------  --------------   --------------

                              POSITRON CORPORATION

                        Schedule 5.11--Board of Directors


      Name                    Age             Position
      ----                    ---             --------

Gary B. Wood, Ph.D.           47         Director and Chairman of the Board

K. Lance Gould, M.D.          57         Director

John H. Laragh, M.D.          69         Director

Ronald B. Schilling, Ph.D.    56         Director

                                  Schedule 10.1

                                       to

                            Stock Purchase Agreement

In connection  with the Special  Shareholders'  Meeting to be called pursuant to
Section 7.6, Buyer will reimburse Seller for expenses incurred in preparing materials and soliciting proxies up to $50,000.

                                   Schedule 12

Provisions of registration rights agreements or other agreements containing registration rights provisions to which Seller is a party.





                                See Schedule 5.6